Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369 Stewart.Lindsay@Bunge.com

www.bunge.com

Bunge Reports Second Quarter Results

White Plains, NY – July 24, 2008 – Bunge Limited (NYSE:BG)

•	Total segment EBIT reached $1,078 million

•	Agribusiness results were strong across the business

•	Fertilizer benefited from the strong global agricultural environment

•	The Company is increasing its full year 2008 earnings guidance by $2.25 per share

„	Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Six Months Ended
	6/30/08	6/30/07	% Change	6/30/08	6/30/07	% Change
Volumes (metric tons)	36,318	35,441	2%	67,281	65,153	3%
Net sales	$14,365	$8,298	73%	$26,834	$15,641	72%
Total segment EBIT (1,2)	$1,078	$250	331%	$1,520	$302	403%
Agribusiness	$614	$143	329%	$865	$130	565%
Fertilizer	$393	$71	454%	$526	$107	392%
Edible Oil Products	$15	$6	150%	$65	$24	171%
Milling products	$56	$30	87%	$64	$41	56%

Net income (2)	$751	$168	347%	$1,040	$182	471%
Earnings per common share- diluted (2,3)	$5.45	$1.30	319%	$7.56	$1.35	460%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 1 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

„	Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “The second quarter was characterized by good demand and strong margins.  Bunge’s outstanding performance is a reflection of our skilled team and the value of our global and integrated network of operations.

“The quarter saw the announcement of our agreement to combine with Corn Products.  The transaction, which we expect to close in the fourth quarter, will expand our operations into the highly complementary corn wet milling value chain.  It will provide new opportunities for growth and a more diverse revenue stream by broadening Bunge’s product portfolio and by providing access to new geographic markets.

“Over the past several years, crop production has not kept pace with overall demand, which is driven primarily by the steady trends of global population growth and rising living standards in developing economies.  Current agricultural commodity prices reflect this fact, as well as the higher cost of energy.  The world needs a greater supply of grains and oilseeds, and in the near term crop prices should remain at levels that provide an incentive to farmers to produce larger harvests.  This should lead to strong demand for fertilizer in regions with the greatest potential for agricultural expansion, such as Brazil.  At the same time, a high price, volatile environment will require disciplined use of working capital and effective risk management.

“Meeting the long-term challenge of supplying a growing world with ample supplies of affordable food will require not only greater crop production, but efficient distribution and processing.  As the world consumes greater volumes of agricultural commodities and food products, the value of these services should increase.  Providing them is Bunge’s role, and we will continue to invest to meet that responsibility effectively and profitably.

“The billions of dollars we reinvest in our operations, whether in the form of working capital to buy farmers’ crops or in new assets, such as port terminals, processing plants, fertilizer mines and milling facilities, creates economic benefits for Bunge and the food production chain in general.

“We recently announced plans for significant new investments in the Brazilian fertilizer industry.  Along with Fosfertil, Bunge will invest approximately $2 billion in coming years to expand our local production of phosphate rock and intermediate fertilizer products.  This will increase Bunge’s internal supply and reduce Brazil’s need to import fertilizer raw materials.

„	Second Quarter Results

Agribusiness

During the quarter, oilseed processing, grain origination and distribution results benefited from higher margins around the world.  Risk management strategies worked well during a volatile period.

Second quarter results included a $117 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil.

Fertilizer

The excellent performance in fertilizer was due to strong farmer demand and margins.  Retail volumes were higher in the quarter due to product sales for soybean and corn plantings, which historically are purchased in the second half of the year.  Soybean and corn farmers accelerated purchases because of favorable agricultural commodity prices and concerns about increasing crop input costs.  Fosfertil volumes were lower compared to a strong period last year when it benefited from the retail industry restocking inventories.  Minority interest increased in the quarter due to higher results at Fosfertil.

Edible Oil Products

Excluding a $14 million land sale, results declined primarily due to high raw material costs in Europe.  Equity in earnings of affiliates decreased in the quarter due to lower results at Saipol, our French packaged oil joint-venture.

Milling Products

Stronger results were largely due to improved margins in wheat milling.

Second quarter results included an $11 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil.

Financial Costs

Interest expense increased due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels.

Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability positions of Bunge’s Brazilian and Argentine subsidiaries, were $258 million in the second quarter of 2008.  These gains largely offset the negative impact of foreign exchange on the valuation of inventories included in gross profit.

Income Taxes

The effective tax rate for the six months ended June 30, 2008 was 28% compared to 25% for the same period in 2007.  The increase in the effective tax rate was primarily due to increases in operating earnings in higher tax jurisdictions.

Cash Flow

Cash used by operations in the second quarter of 2008 was $130 million compared to cash used by operations in the same period last year of $594 million.  For the six months ended June 30, 2008, cash used by operations was $483 million compared to cash used by operations in the same period last year of $776 million.  Improved year-over-year performance, despite the significant rise in commodity prices, reflects higher earnings and actions taken to increase the efficiency of working capital management.

„	Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking to the second half of the year, fertilizer fundamentals should remain strong.  While growth in demand for some agricultural products may soften slightly due to the sustained period of high prices, agribusiness margins should be solid.  Edible oils should improve from its performance in this quarter.  In consideration of this outlook, we are increasing our 2008 full-year earnings guidance from $9.35 to $9.65 per share to $11.60 to $11.90 per share.  This guidance assumes an effective tax rate range of 24-28%.  This fully diluted per share guidance is based on an estimated weighted average of 138 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited's management will host a conference call at 10:00 a.m. EDT on Thursday, July 24, 2008, to discuss the company's results.

Additionally, a slide presentation to accompany the discussion of the second quarter financial results can be found in the ‘Investor Information’ section of our Web site, www.Bunge.com, under ‘Investor Presentations’.

To listen to the conference call, please dial (877) 857-6177.  If you are located outside of the United States or Canada, dial (719) 325-4769.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 3152490.  The conference call will also be available live on the company's Web site at www.Bunge.com.

To access the webcast, click the “News and Information” link on the Bunge homepage then select "Webcasts and Upcoming Events".  Click on the link for the "Q2 2008 Bunge Limited Conference Call," and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available following the call and continuing through August 23, 2008.  To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 3152490.  A rebroadcast of the conference call will also be available on the company's Web site.  To locate the rebroadcast on the Web site, click on the “News and Information” link on the Bunge homepage then select "Audio Archives" from the left-hand menu.  Select the link for the "Q2 2008 Bunge Limited Conference Call".  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

On June 21, 2008, Bunge and Corn Products International, Inc. (Corn Products) entered into a merger agreement pursuant to which Bunge will acquire Corn Products.  This press release is not a substitute for the joint proxy statement/prospectus and any other documents Bunge Limited and Corn Products International, Inc. intend to file with the

SEC in connection with the proposed merger. Investors and securityholders are urged to carefully read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be, and other documents filed or to be filed by Bunge and Corn Products with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), by accessing Bunge’s website at www.bunge.com under the tab “About Bunge” and then under the heading “Investor Information” and from Bunge by directing a request to Bunge Limited, 50 Main Street, White Plains, NY 10606, Attention: Investor Relations, and by accessing Corn Products’ website at www.cornproducts.com under the tab “Investors” and then under the heading “Financial Reports” and then under the heading “SEC Filings” and from Corn Products by directing a request to Corn Products International, Inc., 5 Westbrook Corporate Center Westchester, IL 60154, Attention: Investor Relations.

Neither Bunge nor Corn Products is currently engaged in a solicitation of proxies from the securityholders of Bunge or Corn Products in connection with the proposed merger. If a proxy solicitation commences, Bunge, Corn Products and their respective directors, executive officers and other employees may be deemed to be participants in such solicitation. Information about Bunge’s directors and executive officers is available in Bunge’s proxy statement, dated April 16, 2008, for its 2008 annual meeting of shareholders and in Bunge’s most recent filing on Form 10-K. Information about Corn Products’ directors and executive officers is available in Corn Products’ proxy statement, dated April 4, 2008, for its 2008 annual meeting of stockholders and in Corn Products’ most recent filing on Form 10-K. Additional information about the interests of potential participants will be included in the joint proxy statement/prospectus when it becomes available.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total earnings before interest and taxes (EBIT), income from operations before income tax, net income and earnings per share for the quarter and six months ended June 30, 2008 and 2007.

(In millions, except per share data)	Total EBIT		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Quarter Ended June 30:	2008	2007	2008	2007	2008	2007	2008	2007
Transactional tax credit (1)	$128	$–	$128	$–	$90	$–	$0.65	$–
Gain on sale of land(2)	14	–	14	–	9	–	0.07	–
Impairment and restructuring charges (3)	–	(8)	–	$(8)	–	$(7)	–	(0.05)
Total	$142	$(8)	$142	$(8)	$99	$(7)	$0.72	$(0.05)

(In millions, except per share data)	Total EBIT		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Six Months Ended June 30:	2008	2007	2008	2007	2008	2007	2008	2007
Transactional tax credit (1)	$128	$–	$128	$–	$90	$–	$0.65	$–
Gain on sale of land(2)	14	–	14	–	9	–	0.07	–
Impairment and restructuring charges (3)	–	(8)	–	(8)	–	(7)	–	(0.06)
Total	$142	$(8)	$142	$(8)	$99	$(7)	$0.72	$(0.06)

(1)
In the second quarter of 2008, Bunge received a favorable ruling related to certain transactional taxes in Brazil.  As a result, Bunge recorded in cost of goods sold $117 million and $11 million of related tax credits in its agribusiness and its milling products segments, respectively.

(2)	In the second quarter, Bunge recorded a gain on sale of land in its edible oil products segment.

(3)
Impairment and restructuring charges in the quarter and six months ended June 30, 2007 consisted of $4 million in the agribusiness segment and $4 million in the edible oil products segment, which were recorded in cost of goods sold. Impairment and restructuring charges in the six months ended June 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling, general and administrative expenses.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2008	2007	Change	2008	2007	Change

Net sales (Note 1)	$14,365	$8,298	73%	$26,834	$15,641	72%
Cost of goods sold (Note 1)	(12,914)	(7,766)	66%	(24,516)	(14,809)	66%

Gross profit	1,451	532	173%	2,318	832	179%
Selling, general and administrative expenses	(460)	(307)	50%	(862)	(572)	51%
Interest income	54	37	46%	102	68	50%
Interest expense	(57)	(51)	12%	(125)	(92)	36%
Interest expense on readily marketable inventories	(33)	(28)	18%	(63)	(57)	11%
Foreign exchange gain (loss)	258	93	177%	265	122	117%
Other income (expense)−net	(9)	1	(1000)%	(12)	3	(500)%

Income from operations before income tax	1,204	277	335%	1,623	304	434%
Income tax expense	(337)	(70)		(454)	(76)

Income from operations after income tax	867	207	319%	1,169	228	413%
Minority interest	(109)	(35)	211%	(142)	(47)	202%
Equity in earnings (loss) of affiliates	(7)	(4)	75%	13	1	1200%

Net income	751	168	347%	1,040	182	471%

Convertible preference share dividends	(20)	(9)		(39)	(17)
Net income available to common shareholders	$731	$159	360%	$1,001	$165	507%

Earnings per common share – diluted (Note 2):	$5.45	$1.30	319%	$7.56	$1.35	460%

Weighted–average common shares outstanding-diluted (Note 2)	137,788,430	129,487,981		137,586,015	121,814,664

Note 1:	Net sales and cost of goods sold for the quarter and six months ended June 30, 2007 have been restated.

Note 2:
Weighted-average common shares outstanding-diluted for the quarter ended June 30, 2008 includes the dilutive effect of 14,572,628 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive. The dilutive effect of the 7,483,740 weighted average common shares, which would be issuable upon conversion of Bunge’s convertible perpetual preference shares, is excluded from the earnings per common share-diluted calculation for the six months ended June 30, 2007 because the effect of the conversion would not have been dilutive and is included for the quarter ended June 30, 2007 because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2008	2007	Change	2008	2007	Change
Volumes (in thousands of metric tons):
Agribusiness	30,906	30,000	3%	56,818	55,093	3%
Fertilizer	3,000	3,045	(1)%	5,666	5,496	3%
Edible oil products	1,438	1,388	4%	2,829	2,651	7%
Milling products	974	1,008	(3)%	1,968	1,913	3%
Total	36,318	35,441	2%	67,281	65,153	3%

Net sales (Note 1):
Agribusiness	$9,879	$5,935	66%	$18,742	$11,291	66%
Fertilizer	1,785	798	124%	2,976	1,407	112%
Edible oil products	2,250	1,262	78%	4,179	2,383	75%
Milling products	451	303	49%	937	560	67%
Total	$14,365	$8,298	73%	$26,834	$15,641	72%

Gross profit:
Agribusiness	$745	$263	183%	$1,209	$373	224%
Fertilizer	521	157	232%	771	237	225%
Edible oil products	105	76	38%	222	153	45%
Milling products	80	36	122%	116	69	68%
Total	$1,451	$532	173%	$2,318	$832	179%

Selling, general and administrative expenses:
Agribusiness	$(247)	$(143)	73%	$(467)	$(278)	68%
Fertilizer	(90)	(69)	30%	(165)	(117)	41%
Edible oil products	(96)	(73)	32%	(176)	(137)	28%
Milling products	(27)	(22)	23%	(54)	(40)	35%
Total	$(460)	$(307)	50%	$(862)	$(572)	51%

Foreign exchange gain (loss):
Agribusiness	$165	$43		$159	$49
Fertilizer	92	35		101	61
Edible oil products	1	(1)		5	–
Milling products	–	14		–	12
Total	$258	$91		$265	$122

Equity in earnings of affiliates:
Agribusiness	$(7)	$(9)	(22)%	$2	$(8)	125%
Fertilizer	3	(3)	200%	4	(1)	500%
Edible oil products	(6)	6	(200)%	5	10	(50)%
Milling products	3	2	50%	2	–	100%
Total	$(7)	$(4)	(75)%	$13	$1	1200%

Minority interest:
Agribusiness	$(21)	$(11)	91%	$(17)	$(11)	55%
Fertilizer	(132)	(52)	154%	(182)	(73)	149%
Edible oil products	(2)	–	100%	(3)	–	100%
Milling products	–	–	-%	–	–	–%
Total	$(155)	$(63)	146%	$(202)	$(84)	140%

Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
2008	2007	Change	2008	2007	Change

Other non-operating income/(expense):
Agribusiness	$(21)	$–	(100)%	$(21)	$5	(520)%
Fertilizer	(1)	3	(133)%	(3)	–	(100)%
Edible oil products	13	(2)	750%	12	(2)	700%
Milling products	–	–	-%	–	–	–%
Total	$(9)	$1	(1000)%	$(12)	$3	(500)%

Segment earnings before interest and tax:
Agribusiness	$614	$143	329%	$865	$130	565%
Fertilizer	393	71	454%	526	107	392%
Edible oil products	15	6	150%	65	24	171%
Milling products	56	30	87%	64	41	56%
Total (Note 2)	$1,078	$250	331%	$1,520	$302	403%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$1,078	$250		$1,520	$302
Interest income	54	37		102	68
Interest expense	(90)	(79)		(188)	(149)
Income tax	(337)	(70)		(454)	(76)
Minority interest share of interest and tax	46	28		60	37
Other (Note 3)	–	2		–	–
Net income	$751	$168		$1,040	$182

Depreciation, depletion and amortization:
Agribusiness	$(51)	$(39)	31%	$(96)	$(73)	32%
Fertilizer	(44)	(36)	22%	(86)	(70)	23%
Edible oil products	(20)	(12)	67%	(36)	(26)	38%
Milling products	(4)	(3)	33%	(9)	(7)	29%
Total	$(119)	$(90)	32%	$(227)	$(176)	29%

Interest income:
Agribusiness	$15	$7	114%	$31	$14	121%
Fertilizer	30	17	76%	52	31	68%
Edible oil products	1	–	100%	2	1	100%
Milling products	–	–	–%	1	1	–%
Total	$46	$24	92%	$86	$47	83%

Interest expense:
Agribusiness	$(62)	$(67)	(7)%	$(138)	$(121)	14%
Fertilizer	(6)	(3)	100%	(9)	(10)	(10)%
Edible oil products	(20)	(8)	150%	(30)	(16)	88%
Milling products	(2)	(1)	100%	(11)	(2)	450%
Total	$(90)	$(79)	14%	$(188)	$(149)	26%

Note 1:	Net sales and cost of goods sold for the quarter ended March 31, 2007 have been restated.

Note 2:
Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income, is included under the caption “Reconciliation of Non-GAAP Measures.”

Note 3:	Includes other amounts not directly attributable to Bunge’s segments.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,100	$981	$466
Trade accounts receivable	3,501	2,541	2,490
Inventories	8,792	5,924	4,839
Deferred income taxes	234	219	136
Other current assets	5,881	4,853	3,529
Total current assets	19,508	14,518	11,460

Property, plant and equipment, net	4,712	4,216	3,739
Goodwill	409	354	249
Other intangible assets, net	162	139	105
Investments in affiliates	801	706	665
Deferred income taxes	939	903	909
Other non-current assets	1,131	1,155	902
Total assets	$27,662	$21,991	$18,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,426	$590	$833
Current portion of long-term debt	593	522	96
Trade accounts payable	5,503	4,061	2,984
Deferred income taxes	143	166	70
Other current liabilities	4,624	3,495	2,618
Total current liabilities	12,289	8,834	6,601

Long-term debt	3,727	3,435	3,670
Deferred income taxes	149	149	193
Other non-current liabilities	1,146	876	911
Minority interest in subsidiaries	876	752	506
Shareholders’ equity	9,475	7,945	6,148
Total liabilities and shareholders’ equity	$27,662	$21,991	$18,029

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$1,040	$182
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Foreign exchange gain on debt	(295)	(92)
Impairment of assets	5	8
Bad debt expense	50	16
Depreciation, depletion and amortization	227	176
Stock-based compensation expense	40	20
Recoverable tax provision	(9)	-
Deferred income taxes	22	(87)
Minority interest	142	47
Equity in earnings of affiliates	(13)	(1)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(658)	(447)
Inventories	(2,362)	(932)
Prepaid commodity purchase contracts	38	(117)
Secured advances to suppliers	169	128
Trade accounts payable	924	421
Advances on sales	111	(24)
Unrealized net gain on derivative contracts	(208)	(29)
Margin deposits	(82)	(49)
Accrued liabilities	55	(22)
Other – net	321	26
Cash used for operating activities	(483)	(776)

INVESTING ACTIVITIES
Payments made for capital expenditures	(372)	(210)
Investments in affiliates	(79)	(26)
Acquisitions of businesses, net of cash acquired	(19)	(2)
Related party loans	(48)	3
Proceeds from disposal of property, plant and equipment	28	14
Proceeds from investment	2	-
Cash used for investing activities	(488)	(221)

FINANCING ACTIVITIES
Net change in short-term debt with maturities of 90 days or less	(42)	255
Proceeds from short-term debt with maturities greater than 90 days	1,143	369
Repayments of short-term debt with maturities greater than 90 days	(294)	(267)
Proceeds from long-term debt	1,353	1,572
Repayments of long-term debt	(1,032)	(807)
Proceeds from sale of common shares	30	20
Dividends paid to common shareholders	(41)	(39)
Dividends paid to preference shareholders	(42)	(17)
Dividends paid to minority interest	(63)	(7)
Cash provided by financing activities	1,012	1,079
Effect of exchange rate changes on cash and cash equivalents	78	19

Net increase in cash and cash equivalents	119	101
Cash and cash equivalents, beginning of period	981	365
Cash and cash equivalents, end of period	$1,100	$466

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment earnings before interest and tax (“EBIT”) is Bunge’s consolidated net income that excludes interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income:

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2008	2007	2008	2007
Total segment EBIT	$1,078	$250	$1,520	$302
Interest income	54	37	102	68
Interest expense	(90)	(79)	(188)	(149)
Income tax	(337)	(70)	(454)	(76)
Minority interest share of interest and tax	46	28	60	37
Other (1)	−	2	−	−
Net income	$751	$168	$1,040	$182
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(1)      Includes other amounts not directly attributable to Bunge’s segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities.  Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency.  Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories.  Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories.  Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.  Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	June 30,	December 31,	June 30,
(In millions)	2008	2007	2007
Short-term debt	$1,426	$590	$833
Long-term debt, including current portion	4,320	3,957	3,766
Total debt(1)	5,746	4,547	4,599
Less:
Cash and cash equivalents(1)	1,100	981	466
Marketable securities	40	5	15
Net financial debt	4,606	3,561	4,118
Less: Readily marketable inventories	5,332	3,358	3,227
Net financial debt less readily marketable inventories	$(726)	$203	$891

(1)
Includes total debt of $16 million, $26 million and $54 million and cash and cash equivalents of $688 million, $449 million and $229 million as of June 30, 2008, December 31, 2007 and June 30, 2007, respectively, relating to Fosfertil.